UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) November 19, 2019

VISHAY INTERTECHNOLOGY INC

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA	19355-2143
(Address of Principal Executive Offices)	Zip Code

Registrant's telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common stock, par value $0.10 per share	VSH	New York Stock Exchange

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Election of Directors

On November 19, 2019, the Board of Directors of Vishay Intertechnology, Inc. ("Vishay"), acting on the recommendation of its Nominating and Corporate Governance Committee, elected Mr. Jeffrey H. Vanneste to the Vishay Board, effective immediately.  Mr. Vanneste's term will expire at the 2020 Annual Meeting of Stockholders, at which time Mr. Vanneste will stand for election to the Vishay Board.  The Board of Directors has concluded that Mr. Vanneste will qualify as an independent director pursuant to the New York Stock Exchange corporate governance standards, and will also qualify as an Audit Committee financial expert under the rules of the SEC.  Mr. Vanneste has been appointed to the Audit Committee, effective immediately.

Mr. Vanneste will be compensated on the same terms as our other non-management directors with his cash compensation pro-rated for the remainder of 2019.  Compensation arrangements for directors are described under the heading "Director Compensation" in Vishay's Proxy Statement.

Mr. Vanneste recently retired from a position as Chief Financial Officer of Lear Corporation, a global automotive technology leader in seating and electrical and electronic systems, and a customer of Vishay for many years.  Vishay sales to Lear Corporation and its consolidated subsidiaries, including both direct sales and indirect sales through distribution channels, totaled approximately $10.1 million for the year ended December 31, 2018, which represented less than 0.4% of Vishay’s annual revenues. Prior to his appointment, the Board affirmatively determined that Mr. Vanneste is independent, and that transactions between Vishay and Lear did not affect Mr. Vanneste’s independence.

The press release announcing Mr. Vanneste's election is attached as Exhibit 99.1 to this report.

Item 8.01 – Other Events

Cash Dividend Declaration

On November 19, 2019, Vishay declared a quarterly cash dividend of $0.095 per share of common stock and Class B common stock outstanding payable on December 23, 2019 to stockholders of record at the close of business on December 12, 2019. A copy of the press release announcing the dividend declaration is attached as Exhibit 99.2 to this report.

Restrictions on Hedging and Pledging

On November 19, 2019, the Board of Directors of Vishay amended its Securities Trading Policy to include restrictions on hedging and pledging of Vishay stock. Per the amended Securities Trading Policy, Vishay's directors, officers, employees, consultants, and residents in the same household and other family members thereof, may not engage in hedging and monetization transactions, short-sales, and transactions in publicly traded options with respect to Vishay stock. Holding Vishay stock in a margin account or pledging Vishay stock as collateral for a loan is also prohibited.

Clawback Policy

On November 19, 2019, the Compensation Committee of the Board of Directors of Vishay adopted a clawback policy that allows Vishay to recover erroneously awarded compensation from executive officers in case of a restatement of Vishay's financial statements.

Stock and Convertible Debt Repurchase Authorization

On November 19, 2019, the Company’s Board of Directors authorized the Executive Committee of the Board to execute programs to repurchase up to $150 million of common stock on the open market and to repurchase all of the remaining outstanding convertible debentures due 2040 and due 2041 in open market repurchases or through privately negotiated transactions.   Such transactions are subject to the execution by the Executive Committee of formal agreements with a purchasing agent, as well as market and business conditions, legal requirements, and other factors.  Such authorization does not obligate us to acquire any shares of common stock or any particular amount of convertible debentures, and it may be terminated or suspended at any time at our discretion, in accordance with applicable laws and regulations.  The Company expects to fund any such transactions through cash on hand, and if necessary, borrowings under its revolving credit facility.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release announcing the appointment of a new independent member of the Board of Directors dated November 19, 2019
99.2	Press release announcing the declaration of a quarterly dividend dated November 19, 2019
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2019

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lori Lipcaman

Name:	Lori Lipcaman
Title:	Executive Vice President and
Chief Financial Officer